JOHN HANCOCK FUNDS II

                              SUBADVISORY AGREEMENT


     AGREEMENT made this 17th day of October, 2005, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and Deutsche Asset Management, Inc., a Delaware corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   APPOINTMENT OF SUBADVISER

     The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Funds II (the "Trust") and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolios"). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.   SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a. Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios' registration statement, as amended and provided to the Subadviser from time to time. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

     i. obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

     ii. formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust's registration statement, as amended and provided to the Subadviser from time to time. The Adviser shall notify the Subadviser in advance of any amendments thereto relating to the Portfolio; Further, failure of the Subadviser to meet the investment objectives of the Portfolio as described in the Trust's registration statement will not constitute a breach of this Agreement.

     iii. take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

     iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

     v. provide assistance to the Trust's Custodian regarding the fair value of securities held by the Portfolios for which market quotations are not readily available.

b. The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the management of the investments of the Portfolios (excluding determination of net asset value and shareholder accounting services).

c. The Subadviser will have complete discretion to select brokers and dealers, which may be brokers or dealers that are affiliated with Subadviser, to effect all transactions subject to the following conditions: The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and described in the Trust's registration statement as amended. Subject to such policies or practices as may be described in the registration statement, as amended, in Subadviser's selection of such brokers and dealers, it is understood and agreed that Subadviser may take into consideration the broker's commission rates or principal spreads, research capabilities, executions, reliability, efficiency and other factors,  and  that,  subject  to  compliance  with  Section  28(e)  of the
     Securities  Exchange Act of 1934,  Subadviser  shall have no duty to obtain the  lowest  commission  or  best  net  price  for  the  Portfolios  on any particular transaction The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser's overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser's other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers. The Trust shall be responsible for all brokerage fees and costs.

d. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e. Subject to applicable laws and regulations, including Rule 10f-3 under the Investment Company Act of 1940, Subadviser may purchase securities from an unaffiliated syndicate member in an underwriting in which an affiliated broker-dealer participates in the management activities of the syndicate.

f. Physical custody of all Portfolio assets, including cash and equivalents, shall be held by a custodian appointed thereby. Subadviser shall at no time receive, retain nor physically control any assets forming any part of the Portfolios. All transactions authorized by this Agreement shall be transacted through the custodian. Subadviser shall not be liable to the Adviser, the Trust or the Trustees for any action or omission of the custodian.

g. The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.

h. The Subadviser shall vote all proxies relating to the Portfolio's investment securities in accordance with the Trust's proxy voting procedures. The Trust's voting policies and procedures provide that the Subadviser shall vote all proxies relating to securities held by the Portfolio and shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act.

i. The Subadviser shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG ("Group Companies"), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, then it shall not be permitted without the approval of the Trustees.

j.   No  warranty  is  given  by  the  Subadviser  as  to  the   performance  or
     profitability of the Portfolio or any part of it.

k. The Adviser and the Trustees acknowledge receipt and review of a copy of Subadviser's Form ADV Part II. The Adviser may terminate this contract within five business days of receipt of Form ADV Part II without penalty.

3.   COMPENSATION OF SUBADVISER

     The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.   LIABILITY OF SUBADVISER

a. Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors.

b. The Subadviser and any of its directors, officers or employees shall not in any event have any liability to the Adviser to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities that is not due to the negligence of the Subadviser or any of its affiliates, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

5.   CONFLICTS OF INTEREST

     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.

6.   REGULATION

     The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.   DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.


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

     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.

     This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, either on sixty days' written notice to the Adviser and the Subadviser, or (ii) by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

     All acts done by Subadviser pursuant to this Agreement prior to the termination date shall be fully binding upon Adviser and the Trust and upon the successors and assigns of each. Adviser's and/or the Trust's obligations to pay all brokerage, custodian and Subadviser compensation and other expenses of the Trust arising under this Agreement prior to the termination date shall survive termination of this Agreement.

8.   PROVISION OF CERTAIN INFORMATION BY SUBADVISER

     The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a. the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. any change in actual control or management of the Subadviser or the portfolio manager of any Portfolio.

9.   SERVICES TO OTHER CLIENTS

     The Adviser understands, and has advised the Trust's Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust's Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio. The Subadviser is not obligated to initiate transactions for a


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

ortfolio in any security which the Subadviser, affiliates or employees may purchase or sell for their own accounts or other clients.

10.  AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

11.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties.

12.  HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.  SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.  REPRESENTATIONS OF THE ADVISER

a. The Adviser represents, warrants and agrees on a continuing basis the following:

     1. it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint the Subadviser to perform the services envisaged in this Agreement;

     2. it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Adviser is bound


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

          whether arising by contract, operation of law or otherwise;

     3. as a condition of the provision of services by the Subadviser hereunder, it will provide to the Subadviser such documents as it may require as evidence of the Adviser's authority to enter into this Agreement, and will forthwith advise the Subadviser of any variation of or supplements to such documents relevant to the authority of the Adviser to enter into this Agreement;

     4. it will notify the Subadviser promptly if there is any change to the investment policies of the Portfolio and will provide such other relevant information as the Subadviser may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations relating to fulfilling its obligations under this Agreement. The Adviser acknowledges that a failure to provide such information may adversely affect the quality of the services that the Subadviser may provide;

     5. it has delivered to Subadviser a true and complete copy of the Portfolios' prospectus and statement of additional information as well as all applicable procedures adopted by the Board of the Trustees of the Trust and will promptly provide the Subadviser with amendments to these documents;

     6. except as Subadviser has been informed in writing to the contrary and except as otherwise provided in the Portfolios' prospectus and statement of additional information and any of the Trust policies that have been provided to the Subadviser, there are no restrictions which would prevent or limit investment of assets of the Portfolios in any manner whatsoever and that if any such restriction should be effected, Subadviser shall be promptly informed in writing as to the nature and extent of any such restriction; and

     7. The Subadviser is responsible for ensuring that each Portfolio complies with all applicable investment restrictions set forth in (a) each Portfolio's prospectus and statement of additional information,
          (b) any Trust procedures that are provided to the Subadviser and (c) in all applicable laws and regulations, including without limitation, the Investment Company Act of 1940 and the Internal Revenue Code. The Adviser is responsible for compliance with any applicable investment restrictions that apply to all Trust portfolios in the aggregate.

b.

     The Subadviser represents, warrants and agrees on a continuing basis the following:

     1. it is duly registered as an investment adviser under the Investment Advisers Act of 1940;

     2.   it has the authority to enter into this Agreement;

     3. it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Subadviser is


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

          bound whether arising by contract, operation of law or otherwise.

16.  GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17.  LIMITATION OF LIABILITY

     The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name " John Hancock Funds II" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

18.  CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

     As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

     1. other subadvisers to a Portfolio

     2. other subadvisers to a Trust portfolio

     3. other subadvisers to a portfolio under common control with the Portfolio

19.  CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

20.  COMPLIANCE

     Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser's written policies and procedures ("Compliance Policies"), as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall submit to the Adviser: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Policies, (ii) no less frequently than the next regular report to the Adviser, notification of any litigation or investigation that, in the Subadviser's reasonable determination, would have a material impact on the Subadviser's ability to perform its obligations under this Agreement, and (iii) no less frequently than the next regular report to the Adviser, notification of any material compliance matter that, in the Subadviser's reasonable determination, relates to the services provided by the Subadviser to the Trust, including but not limited to any material violation of the Compliance Policies, or the commencement or results of any regulatory examination or periodic testing


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

of the Compliance Policies. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)




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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

                      JOHN HANCOCK INVESTMENT MANAGEMENT
                      SERVICES, LLC
                      By: John Hancock Life Insurance Company (U.S.A.), Managing Member



                      By:    /s/John G. Vrysen

                      Name:  John G. Vrysen
                      Title: Vice President & Chief Financial Officer,
                             John Hancock Funds



                      DEUTSCHE ASSET MANAGEMENT, INC.



                      By:    /s/Thomas J. Thomchak

                      Name:  Thomas J. Thomchak
                      Title: Director



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

                                   APPENDIX A


     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                            First             Excess Over
                                         $500 million        $500 million
                                         of Aggregate        of Aggregate
Portfolio                                Net Assets*          Net Assets*

Real Estate Securities Fund                 0.250%              0.250%

Dynamic Growth Fund                         0.500%              0.450%

All Cap Core Fund                           0.350%              0.300%

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)                                 Other Portfolio(s)

Real Estate Securities Fund              --        Real Estate Trust, a series of John Hancock Trust

Dynamic Growth Fund                                Dynamic Growth Trust, a series of John Hancock Trust

All Cap Core Fund                                  All Cap Core Trust, a series of John Hancock Trust

     The Subadviser Fee for a Portfolio shall be equal to (i) the total fee determined by applying the annual percentage rates in the table above to the Aggregate Net Assets times (ii) the net assets for such Portfolio, divided by
(iii) the Aggregate Net Assets (the "Applicable Annual Fee"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.



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

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.




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